FRAMEWORK AGREEMENT
PAN EUROPEAN COMMUNICATION SUPPORT
Satellite Enterprises Corp.

Contract number: 2005255

Citigate First Financial B.V. ('Citigate First Financial') and Satellite Enterprises Corp. ('Satellite Newspapers; SN') have reached agreement on a framework contract regarding Pan European Communications Support. This agreement includes the following elements:

(1) Citigate First Financial in The Netherlands will advice and support the SN Headquarters with regard to its corporate and financial communication positioning and strategy, the implementation of its financial PR programme and coordination of the roll out of its overall communication plan

(2) Other Citigate offices and affiliates will assist and support SN in selected Local Markets with PR (media relations)-activities in line with the strategic corporate and financial communications briefings and guidelines from the SN Headquarters

The Pan European approach, as described in this framework contract, is intended to be a first step towards a consistent 'one message, one voice' roll out of SN's PR-strategy in the entire world in order to (1) boost SN' awareness among the publishers and investor community and (2) support regional distributor and local sub-distributor sales and marketing activities. The Citigate Group, with PR-offices and affiliate offices in almost all key areas in the world, will support SN in all selected key regions, where possible and if appropriate.

Citigate Core Team

The core team of Citigate First Financial will consist of Jose Tijssen and Frank Jansen. The core team will not change without prior consent of SN.

The Citigate First Financial team will act as central point of contact and coordinator of all Pan European communication activities.

SN Headquarters Support by Citigate First Financial

Citigate First Financial will support SN Headquarters with regard to the efficient roll out of its Pan European corporate and financial communications programme. Citigate First Financial will advice and support SN with regard to the following activities:

- identification of building blocks for a comprehensive corporate / equity story
- formulation of a comprehensive corporate / equity story
- identification of key messages and target groups
- media training / Q&A key spokespersons of SN Headquarters
- review of the current SN communications infrastructure
- draw up of a Pan European communications plan
- implementation / coordination of initial roll out of the Pan European communications plan

- Next to the strategic corporate and financial communications support, **Financial PR** activities will be centrally coordinated by SN Headquarters and Citigate First Financial. Considering SN's listing on NASDAQ, regional distributors and local sub-distributors as well as local Citigate offices are not allowed to initiate any activities in the field of Financial PR (or IR) without prior consent of Citigate First Financial. Consequently, all local requests / opportunities with regard to Financial PR (and IR) should be at least thoroughly discussed upfront with Citigate First Financial (core team) or passed on to Citigate First Financial.

SN Local Market Support by Citigate offices

As stated above, primarily in support of its local marketing and sales activities, SN' corporate PR / media relations activities will be outsourced to SN regional distributors and local sub-distributors (comparable to a franchising model)

This pan-European roll out of local market PR-support by Citigate Offices will take place gradually, starting with a select number of local markets (countries).

Agreed minimal corporate PR / media relations package

The minimal corporate PR / media relations support package on **a monthly basis** consists of:

- Overall corporate PR advice
- 1 meeting (conference call or face-to-face) – to discuss corporate PR activities / opportunities in the months ahead
- Write and/or edit and distribute 1 corporate PR press release for the local market
- Distribute 1 (earnings) press release completely provided by SN Headquarters (in English)
- Look after contractual liabilities of local publisher(s) – Some publishers have contractual agreements with SN to periodically publish an article and / or advertise about SN' products
- Arrange and prepare 1 interview or news item / article on SN in the local media
- Distribute relevant local media clippings or summaries of SN media coverage to local SN regional distributor and Citigate First Financial

Selected SN regional distributors and local sub-distributors will work with Citigate offices on the basis of **at least** the above stated minimal PR package at the fixed fee mentioned below.

Fee structure for SN regional and local distributors Support

- The determined fixed fee for the above stated minimal corporate PR package is EUR 1,500 per month to be paid by the local Satellite Newspaper regional distributor or local sub-distributor to the local Citigate partner, monthly in arrears

- Local Citigate offices will invoice specific 'out of pocket' expenses, which have not been included in the fee, ***monthly*** in arrears. These include but are not limited to the following:
  - (foreign) travel expenses;
  - location and catering costs for presentations and meetings;
  - translation costs;
  - costs for design, development, printing and distribution of materials

Fee structure for SN Headquarters Support

- Citigate First Financial estimates that its services in connection with the Pan European communications programme for SN will amount to approximately 35 hours per month. Based on the hourly rates, Citigate First Financial estimates that the costs of its services will be EUR 100,000 (fixed fee) for the first 12 months (excluding 19% VAT). For a specification of activities is referred to **Appendix 1 :** "Specification of Citigate First Financial services."

- Citigate First Financial will invoice 10% of the amount mentioned above at the start of the co-operation, to be paid only if SN is cash flow positive or as early as SN is cash flow positive or in the case of a sale of SN

- Citigate First Financial will invoice the remaining 90% as follows:
  - 40% of the amount mentioned above at the end of 2005, to be paid only if SN is cash flow positive or as early as SN is cash flow positive or in the case of a sale of SN.
  - 50% of the amount mentioned above at the end of the full 12 – months contract period, to be paid only if SN is cash flow positive or as early as SN is cash flow positive or in the case of a sale of SN
  - Over the 90% outstandings no interest rates apply.

- Citigate First Financial will invoice specific 'out of pocket' expenses, which have not been included in the fee, ***monthly*** in arrears. These include but are not limited to the following:
  - (foreign) travel expenses;
  - location and catering costs for presentations and meetings;
  - translation costs;
  - costs for design, development, printing and distribution of materials

  Citigate First Financial will seek approval of SN in advance in case these costs exceed EUR 1,000 (excluding 19% VAT).

Duration of the framework agreement

This framework agreement is applicable for a period of 12 months as of 1 June 2005 till 30 May 2006. After the 12 months period a new agreement between Citigate First Financial

and SN needs to be discussed.

Premature termination of framework agreement

This framework agreement can be terminated by both Citigate First Financial and SN at any time during this 12-months contract period, with a two months period of notice.

In the case of premature termination of agreement by Citigate First Financial or SN, Citigate First Financial will be entitled to invoice, a to the respective period of actual co-operation related proportional amount of the EUR 100,000, 12-month fixed fee, to be paid by SN.

In the case of premature termination of agreement by Citigate First Financial in the first 6 months of the co-operation, 50% reduction of the fixed amount of EUR 100,000, divided by 12 months, times the number of actual months of co-operation, shall be invoiced to SN and is to be paid as early as SN is cash flow positive or in the case of a sale of SN.

Amsterdam, 30 May 2005

Citigate First Financial B.V.

....
Ms. Jose Tijssen
Executive Director

Satellite Enterprises Corp.

....
Mr. Roy Piceni
Chairman

APPENDIX 1.: Specification of Citigate First Financial services
APPENDIX 2.: General terms and conditions Citigate First Financial B.V.

APPENDIX 1:

Specification of Citigate First Financial services

As described in the framework contract Citigate First Financial will advice and support Satellite Enterprises Corp. (Satellite Newspapers; SN") with regard to the following activities:

- identification of building blocks for a comprehensive corporate / equity story
- formulation of a comprehensive corporate / equity story
- identification of key messages and target groups
- media training / Q&A key spokespersons
- review of the current SN communications infrastructure
- draw up a Pan European communications plan
- implementation and coordination of initial roll out of the pan European communications plan

Next to these more initial strategic corporate and financial communications activities, Citigate First Financial will assist and support SN in the execution of its Pan European communications plan, the roll out of this programme to local markets and its financial PR (and IR) activities at headquarters level.

For this, Citigate First Financial envisages the following services:

- Overall advice, ongoing coordination of the Pan European communications plan
- Regular updating / editing of corporate story, equity story and key messages
- Regular updating of financial target group contacts database
- Overall control regarding key messages to be reflected in all IR and PR activities and recommendations, both at headquarters level as at local market level
- Periodical evaluation and refinement of the Pan European communications plan, discuss upcoming events in (bi-) monthly meetings
- Selection, development and updating of press pack
- Advice regarding the amendment or set up of the (new) corporate website
- Advice and support regarding the establishment of an online newsletter
- Identification of key financial publications and key financial press contacts
- Monitoring of (correct) representation by the respective financial media of SN share data, financial agenda etc., as far as appropriate
- Proactive monitoring and identification of arising IR / PR opportunities and other topical issues relevant for financial target audiences
- Provision of access to (Dutch) financial media as required on an ongoing basis
- Editing and / or screening of investor, analyst and financial press materials (press releases, presentations, corporate website content, on line newsletter updates)
- Editing and screening of (online-only?) annual report
- Preparation of SN executive management for IR / financial PR events (press conferences, analyst meetings, interviews with financial media, conference calls, AGM?, when appropriate) by means of Q&A and media / presentation training
- Coordination, briefing of financial journalists, management advice during media events and follow up
- Distribution of press releases per email to all relevant Dutch media and (potential) key stakeholders

Organisational / logistical advice and support for all programme elements

APPENDIX: 2 [Translation from Dutch]

GENERAL TERMS AND CONDITIONS
CITIGATE FIRST FINANCIAL B.V.

1. Definitions

1.1 'General Terms and Conditions' means the current provisions.

1.2 Citigate First Financial B.V., hereinafter to be called Citigate First Financial, is the 'user' of these General Terms and Conditions, *i.e.* it is the party that applies these General Terms and Conditions.

1.3 The 'Other Party' is the party that concludes or intends to conclude a contract with Citigate First Financial.

1.4 An 'Offer' is any oral or written Offer of Citigate First Financial to conclude an agreement with it.

1.5 An 'Order' is any agreement concluded between the Other Party and Citigate First Financial, including the contracting of work, mandate, assignment and mediation.

1.6 'Conflicting Accounts' are Other Parties that, in the opinion of Citigate First Financial, predominantly conduct competitive activities and/or have conflicting interests in the context of the services to be provided to those Other Parties by Citigate First Financial.

1.7 'Advisory Team' means one employee or a group of employees of Citigate First Financial who or that perform(s) the services to be provided and work to be performed by Citigate First Financial pursuant to the Order.

2. Applicability

These General Terms and Conditions apply to all Offers of Citigate First Financial and to all Orders given to Citigate First Financial. An Other Party cannot invoke any stipulations that vary from these General Terms and Conditions and/or its own terms and conditions, unless Citigate First Financial has expressly accepted such stipulations/terms and conditions in writing.

3. Basis of Offers; Conclusion of Orders

3.1 All Offers of Citigate First Financial are without commitment and may at all times be revoked by it. Offers of Citigate First Financial can also be revoked if they contain a term for acceptance.

3.2 The Other Party can accept Offers only in writing; Citigate First Financial nevertheless has the right to accept oral acceptance as if given in writing.

3.3 If the Other Party accepts an Offer, Citigate First Financial has the right to revoke the Offer orally or in writing within seven days after receipt of its acceptance, in which case no agreement will have been concluded between the parties.

3.4 Oral or written Offers are based on the information provided by the Other Party at the time of such Offers.

3.5 With due observance of the provisions of Article 3.3 of the General Terms and Conditions, Orders will be concluded only if:

a. a written Offer or an oral Offer has been accepted by the Other Party in writing,

or if oral acceptance by the Other Party has been accepted by Citigate First Financial as given in writing;

b. the Other Party has made an oral or written Offer for the conclusion of an agreement as described in Article 1.5 of these General Terms and Conditions and Citigate First Financial has accepted that Offer in writing.

3.6 The Other Party is deemed to have accepted Citigate First Financial' choice of the telecommunication facilities that are used in the communication between the parties and in the communication between Citigate First Financial and third parties in the context of the Order. If the Other Party wishes to use telecommunication facilities other than those chosen by Citigate First Financial, it must inform Citigate First Financial accordingly in writing prior to the use thereof. Citigate First Financial is not liable for any damage to, loss of data or wrong ful delivery, conveyed by means of telecommunication facilities (fax, PC, etc.). In the event of a dispute, the original of the conveyance is binding on the parties.

4. General Obligations of the Other Party

4.1 The Other Party is obliged to provide Citigate First Financial timely and in the desired form with all information and documents that are needed in the opinion of Citigate First Financial to soundly perform the Order. Moreover, the Other Party is obliged to inform Citigate First Financial of all information and documents that are necessary or useful in connection with the performance of the Order.

4.2 The Other Party guarantees the correctness, completeness and reliability of the information, data and documents made available to Citigate First Financial, also if they come from third parties; the above applies except in so far as otherwise resulting from the nature of the Order.

4.3 If and in so far as necessary in the opinion of Citigate First Financial for the sound performance of the Order:

a. the Other Party must provide the relevant employee of Citigate First Financial, or third parties engaged by Citigate First Financial in connection with the Order, with access to its grounds and/or business premises;

b. the Other Party will keep its employees available to provide the cooperation requested by Citigate First Financial.

4.4 Any additional costs and additional fees arising from a delay in the performance of the Order, caused by the failure to provide the necessary and/or requested information, data and documents or to do so timely or properly, or the failure to provide access to the grounds and/or business premises or to do so timely, will be for the account of the Other Party.

4.5 Unless it has been otherwise agreed beforehand in writing, the Other Party will not involve any third parties in the performance of the Order.

4.6 The Other Party will remain independently responsible for the performance of any obligation imposed on it by a statutory provision or by a regulation based thereon, resulting therefrom and/or related thereto. In particular, the Other Party will remain independently responsible for the observance of the obligations arising for it from the Dutch Civil Code, the *Wet Toezicht Effectenverkeer1995* (Securities Transactions Supervision Act), the *Wet Toezicht Beleggingsinstellingen* (Investment Institutions

Supervision Act), the *Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996* (Major Holdings in Listed Companies Disclosure Act), and the regulations based on, resulting from and/or related to the aforesaid Acts.

5. Performance of the Order; Conflicting Accounts; No Exclusivity

5.1 Citigate First Financial will make every effort to perform to the best of its knowledge and ability the services to be provided and the work to be performed by it pursuant to the Order, including the realisation and delivery of products in the context of the Order.

5.2 Citigate First Financial is authorised to engage or involve third parties in the performance of the Order, on the understanding that Citigate First Financial will in that case remain responsible for the Order. The costs involved in engaging or involving third parties in the performance of the Order are for the account of the Other Party.

5.3 The Other Party is aware and accepts that Citigate First Financial does not provide its services or perform work for the their Party exclusively, *i.e.* to the exclusion of (prospective) customers other than the Other Party.

5.4 In the event that Conflicting Accounts arise, Citigate First Financial will inform the Other Party of the existence of such Conflicting Accounts. Citigate First Financial will perform the services to be provided and the work to be performed for each of the Conflicting Accounts pursuant to the Orders by means of separate Advisory Teams from the moment at which the Conflicting Accounts arise until they end. These separate Advisory Teams will not exchange any information on the services provided or to be provided and on the work performed or to be performed for the Conflicting Accounts pursuant to the Order.

6. Staff

Citigate First Financial will decide by which person or persons the Order will be performed upon consultation with the Other Party. Citigate First Financial may change the composition of an Advisory Team if it believes that this is necessary for the performance of the Order or if the circumstances give rise thereto. Citigate First Financial will consult with the Other Party Prior before making such a change.

7. Rates and Costs of the Order

7.1 Unless otherwise provided in the Offer, the costs of the Order consist of:

a. the fee, expressed in the rate per hour/day actually worked applied at Citigate First Financial at the time when the Order was given;

b. the other costs: travel and accommodation expenses, out-of-pocket expenses and other expenses related to the Order; and

c. the VAT.

7.2 Citigate First Financial is entitled to adjust the rates in the interim if the developments in prices, wages, exchange rates and other circumstances give rise thereto.

8. Payment Conditions

8.1 Payment must be made within 14 days of the invoice date. Payment may not be offset against amounts due to the Other Party by Citigate First Financial, or deferred

by the Other Party.

8.2 Upon expiry of the payment period, the Other Party will be deemed to be in default and as from that date, interest may be applied to the outstanding amount. The interest level will be the legally determined rate as applicable to trade agreements.

8.3 In the event of default, the Other Party will be liable to pay the outstanding amount with interest, and all non-legal as well as legal costs, by which is meant legal fees and costs associated with bailiffs. The non-legal costs shall be limited to no more than 15% of the total amount payable with interest, with a minimum level set at Euro 500.

8.4 All payments will first be deducted from the costs, then from the interest due and subsequently from the oldest outstanding principal and the accrued interest.

9. Changes in the Order and Additional Work

9.1 The Other Party accepts that the time frame of the Order can be influenced if the parties agree in the interim to extend or change the approach, procedure or extent of the Order.

9.2 If such interim extension or change affects the agreed fee and/or compensation of costs, Citigate First Financial will inform the Other Party accordingly as soon as possible. If such an adjustment leads to additional work, the costs involved will be charged by Citigate First Financial on the basis of the actual costs.

10. Premature Termination of the Order

10.1 Unless otherwise agreed, the contract will be entered into for an unlimited duration.

10.2 Parties may unilaterally and at any time terminate any Order by means of a written notification addressed directly to the Other Party.

10.3 If the Other Party terminates an Order, Citigate First Financial will be entitled to payment of (i) in the case of periodic invoicing of a fixed amount, the entire amount for the period in which the termination takes place, (ii) in the case of invoicing actual hours spent, the services provided. Other costs and VAT will be added to the amount mentioned above.

10.4 If Citigate First Financial terminates an Order, Citigate First Financial will be entitled to payment of (i) in the case of periodic invoicing of a fixed amount, the entire amount for the period in which the termination takes place, (ii) in the case of invoicing actual hours spent, the services provided. Other costs and VAT will be added to the amount mentioned above.

10.5 If the Other Party or Citigate First Financial prematurely terminates the Order, the costs of the third parties already engaged will be for the account of the Other Party.

10.6 If either party is declared bankrupt, applies for a suspension of payments or ceases its business, the other party has the right to terminate the Order without observance of a notice period, while reserving all rights.

11. Limitation of Liability

11.1 With regard to all damage of the Other Party that is in anyway related to the Order or was caused by failure to perform the Order or to do so timely or properly, the overall liability of Citigate First Financial will be limited to the amount that Citigate

First Financial received as the fee in the context of that Order. For an Order with a duration of more than six months, a further limitation of the aforesaid liability applies to the amount of the fee for the first six months of the Order.

11.2 Persons involved in the performance of the Order will in no event be liable vis-à-vis the Other Party pursuant to Articles 7:404 and/or 7:407(2) of the Dutch Civil Code or otherwise.

11.3 Citigate First Financial will in no event be liable for any indirect or consequential loss.

11.4 Citigate First Financial may furthermore invoke any exclusion and/or limitation of liability that is applied by third parties engaged by it or at the request of the Other Party.

11.5 Citigate First Financial cannot be held liable for violation of statutory provisions or other binding regulations by the Other Party or by third parties.

11.6 The limitations of liability set out in Articles 11.1 to 11.5 are also stipulated on behalf of any third parties engaged by Citigate First Financial for the performance of the Order, who may therefore directly invoke such limitations of liability vis-à-vis the Other Party and, if necessary, vis-à-vis third parties.

11.7 If Citigate First Financial co-operates with third parties at the request of the Other Party, Citigate First Financial can be held liable only for the part of the Order performed by those third parties, if and in so far as Citigate First Financial expressly accepted such liability beforehand in writing. In that case the provisions of Articles 11.1 to 11.6 apply accordingly.

11.8 Any right to damages of the Other Party or of a third party on any ground whatsoever will lapse if such right has not been enforced by initiating legal proceedings within six months after the event or circumstance that caused the loss.

11.9 The limitations on liability set out in the General Terms and Conditions do not apply in the event of intentional acts, intentional omissions or gross negligence of Citigate First Financial or its executive officers.

12. Indemnification

12.1 The Other Party indemnifies Citigate First Financial against claims on any ground whatsoever from third parties that claim to have incurred a loss resulting from and/or related to the Order and/or the performance of the Order, regardless of whether the loss was caused by Citigate First Financial or by it, or by third parties engaged at the request of the Other Party.

12.2 The Other Party accepts that all third parties engaged by Citigate First Financial for the performance of the Order may invoke the indemnification provision of Article 12.1 vis-à-vis the Other Party and, if necessary, also vis-à-vis third parties on the same terms as Citigate First Financial.

13. Force majeure

13.1 Force majeure in any event includes, but is not limited to:

- circumstances relating to persons and/or material that Citigate First Financial uses or tends to use in the performance of the Order that are of such a nature that the performance of the Order consequently becomes impossible or so problematic and/or disproportionately expensive for Citigate First Financial that Citigate First Financial can no longer or cannot immediately be required to perform the agreement;
- the circumstance that Citigate First Financial is not, not timely or not properly provided with a performance by a third party that is important in connection with the performance to be realised by it;
- war, riot, strikes, etc.

13.2 In the event of force majeure, Citigate First Financial is not required to fulfil its obligations pursuant to the Order or to pay damages.

13.3 If an event of force majeure lasts longer than two weeks, the parties are authorised to dissolve the agreement.

14. Right to Suspension

Citigate First Financial will be entitled to suspend the further performance of the Order if and as soon as the Other Party fails to fulfil any obligation in connection with the Order. In that case, the Other Party will be obliged to reimburse Citigate First Financial for the damage that it incurs due to the suspension.

15. Confidentiality and Ban on Securities Trading

15.1 Citigate First Financial is obliged to keep all of the Other Party's information and particulars confidential vis-à-vis third parties that are not involved in the performance of the Order, unless it has a legal or professional duty of disclosure.

15.2 Citigate First Financial and its employees are prohibited from trading in securities, unless the securities transaction is performed in accordance with the *Regeling met betrekking to privé-beleggingen door werknemers van Citigate First Financial B.V.* (Regulations on private investments by employees of Citigate First Financial B.V.).

15.3 The Other Party will not disclose or make known to third parties the content of reports, opinions or other statements, whether or not written, of Citigate First Financial that were not drawn up or made for the purpose of providing third parties with the information set out therein, unless Citigate First Financial has given express written permission to do so; nor may the Other Party make any statements to third parties without the permission of Citigate First Financial on the approach and procedure of Citigate First Financial.

16. Intellectual Property

The copyrights arising from the Order, as well as the designs, techniques, procedures, instruments and other products of the mind of Citigate First Financial that have been used to realise the Order are and will remain the property of Citigate First Financial. Multiplication (with the exception of use within the own organisation), disclosure or commercialisation thereof is expressly prohibited, except with the written permission of Citigate First Financial.

17. Conversion

If a provision of these General Terms and Conditions is null and void or if an invocation at law of a ground for nullification is accepted, that provision will be replaced by operation of law by a valid provision that is as closely as possible in line with the scope of the null or nullified clause. The parties will be required to consult if necessary on the phrasing and content of such new provision. In that case the other provisions of these General Terms and Conditions will remain in full force in so far as possible.

18. Applicable Law and Choice of Forum

18.1 All Orders and these General Terms and Conditions are governed exclusively by Dutch law.

18.2 All disputes related to and/or arising from these General Terms and Conditions and/or from Offers and Orders to which these General Terms and Conditions apply will be settled exclusively by the competent court in Amsterdam, the Netherlands, without prejudice to the right of Citigate First Financial to file proceedings before the court that would be competent in accordance with the rules of absolute and relative competence.

Amsterdam, 2003